Exhibit 99.1
VICI PROPERTIES INC. ANNOUNCES FIRST QUARTER 2021 RESULTS
- Announces Record Revenue Growth of 46.8% -
- Reaffirms Guidance for Full Year 2021 -

NEW YORK, NY – April 29, 2021 – VICI Properties Inc. (NYSE: VICI) (“VICI Properties” or the “Company”), an experiential real estate investment trust, today reported results for the quarter ended March 31, 2021. All per share amounts included herein are on a per diluted share basis unless otherwise stated.
First Quarter 2021 Financial and Operating Highlights
•Total revenues increased 46.8% year-over-year to $374.3 million
•Net income attributable to common stockholders was $269.8 million, or $0.50 per share
•FFO was $269.8 million, or $0.50 per share
•AFFO increased 41.7% year-over-year to $255.0 million
•AFFO per share increased 23.7% to $0.47
•Announced a $4.0 billion acquisition of the land and real estate assets of The Venetian Resort Las Vegas and the Sands Expo and Convention Center
•Declared a quarterly cash dividend of $0.33 per share
•Completed an equity offering in which 69,000,000 shares were sold through forward sale agreements at $29.00 per share
CEO Comments
Edward Pitoniak, Chief Executive Officer of VICI Properties, said: “During the first quarter of 2021, Team VICI worked hard to create value for our stockholders by generating AFFO growth in the quarter and by executing a transaction that will generate, upon closing, AFFO growth in future quarters. Following on our strong double-digit AFFO growth in 2020, a year in which most REITs posted AFFO declines, we posted 23.7% growth in AFFO per share in Q1 2021. VICI also announced in Q1 the $4.0 billion acquisition of the real estate of the Venetian Resort Las Vegas and the Sands Expo and Convention Center: one of America's most economically productive commercial real estate assets. Upon closing, this acquisition will generate $250 million of incremental annual rent without any direct corresponding increase in our operating expenses, demonstrating the extreme efficiency of our triple net business model. Our successful track record of consistent value creation is supported by prudent balance sheet management and our proven access to capital markets, as we raised $2.0 billion of equity during the quarter to fund the Venetian acquisition, eliminating equity market risk with respect to the acquisition. Finally, we are very pleased with recent reporting on the continuing resurgence in visitation and spending within gaming jurisdictions across the US. We believe US gaming, after showing its resilience as a consumer leisure sector throughout the worst periods of the COVID-19 pandemic, will demonstrate continuing leadership as America fully reopens from the crisis."
First Quarter 2021 Financial Results
Total Revenues
Total revenues were $374.3 million for the quarter, an increase of 46.8% compared to $255.0 million for the quarter ended March 31, 2020. Total revenues for the quarter included $34.9 million of non-cash items, comprised of $27.9 million of non-cash leasing and financing adjustments and $7.0 million of other income.

Net Income (Loss) Attributable to Common Stockholders
Net income (loss) attributable to common stockholders was $269.8 million for the quarter, or $0.50 per share, compared to $(24.0) million, or $(0.05) per share for the quarter ended March 31, 2020. The net income and net income per share loss in Q1 2020 was primarily related to the Company’s adoption of ASU No. 2016-13 - Financial Instruments-Credit Losses (Topic 326) - June 2016 (as amended through May 2019) (“CECL”) as of January 1, 2020.
Funds from Operations (“FFO”)
FFO attributable to common stockholders was $269.8 million for the quarter, or $0.50 per share, compared to $(24.0) million, or $(0.05) per share, for the quarter ended March 31, 2020. The FFO and FFO per share loss in Q1 2020 was primarily related to the Company’s adoption of CECL.
Adjusted Funds from Operations (“AFFO”)
AFFO attributable to common stockholders was $255.0 million for the quarter, an increase of 41.7% compared to $180.0 million for the quarter ended March 31, 2020. AFFO was $0.47 per share for the quarter compared to $0.38 per share for the quarter ended March 31, 2020.
First Quarter 2021 Acquisitions and Portfolio Activity
Acquisitions and Investments
On March 3, 2021, the Company announced it entered into definitive agreements to acquire from Las Vegas Sands Corp. (NYSE: LVS) (“LVS”) all of the land and real estate assets associated with the Venetian Resort Las Vegas and the Sands Expo and Convention Center, located in Las Vegas, Nevada (collectively, the “Venetian Resort”), for $4.0 billion in cash, representing a 6.25% cap rate. An affiliate of certain funds managed by affiliates of Apollo Global Management, Inc. (the “Apollo Funds”), has agreed to acquire the operating assets of the Venetian Resort for $2.25 billion, subject to customary closing conditions. Simultaneous with the closing of the transaction, the Company will enter into a triple-net lease agreement for the Venetian Resort with an affiliate of the Apollo Funds. The lease will have an initial total annual rent of $250.0 million and an initial term of 30 years, with two ten-year tenant renewal options. LVS has agreed with the tenant to provide lease payment support designed to guarantee the tenant’s rent obligations under the lease through 2023, with early termination of such lease payment support if the tenant achieves a certain financial milestone or a tenant change of control occurs. The transaction is subject to customary closing conditions, including regulatory approvals, and is expected to be completed by year-end 2021.
First Quarter 2021 Capital Markets Activity
On March 2, 2021, in connection with the acquisition of the Venetian Resort, the Company entered into a commitment letter with Deutsche Bank Securities Inc. and Deutsche Bank AG Cayman Islands Branch, and Morgan Stanley Senior Funding, Inc. (collectively, the “Venetian Acquisition Bridge Lender”), pursuant to which and subject to the terms and conditions set forth therein, the Venetian Acquisition Bridge Lender -provided commitments in an amount up to $4.0 billion in the aggregate, consisting of a 364-day first lien secured bridge facility (the “Venetian Acquisition Bridge Facility”), for the purpose of providing the financing necessary to fund the consideration payable by the Company in connection with the acquisition of the Venetian Resort.

On March 8, 2021, the Company completed a primary follow-on offering of 69,000,000 shares of its common stock at a public offering price of $29.00 per share, for an aggregate offering value of $2.0 billion pursuant to forward sales agreements (the “March 2021 Forward Sale Agreements”). Receipt of the proceeds remains subject to physical settlement pursuant to the terms of the March 2021 Forward Sale Agreements. The Company expects to use the proceeds that it receives upon the future settlement of the March 2021 Forward Sale Agreements to fund a portion of the purchase price for the pending acquisition of the Venetian Resort and for general business purposes, which may include the acquisition, development and improvement of properties, capital expenditures, working capital and the repayment of indebtedness.
Following entry into the March 2021 Forward Sale Agreements, the commitments under the Venetian Acquisition Bridge Facility were reduced by approximately $1.9 billion.
Subsequent to quarter end, on April 26, 2021, the Company amended the forward sale agreement entered into in June 2020 (the “June 2020 Forward Sale Agreement”) relating to the unissued 26,900,000 shares of common stock remaining under the June 2020 Forward Sale Agreement to extend the maturity date from June 17, 2021 to December 17, 2021.
Balance Sheet and Liquidity
As of March 31, 2021, the Company had $6.9 billion in total debt and approximately $3.8 billion in liquidity, comprised of $322.5 million in cash and cash equivalents, $1.0 billion of availability under the Revolving Credit Facility (subject to continued compliance with the financial covenants of the facility), approximately $537.4 million in net proceeds available through the physical settlement of the remaining 26,900,000 shares that are subject to the June 2020 Forward Sale Agreement and approximately $1.9 billion in net proceeds available through the physical settlement of 69,000,000 shares that are subject to the March 2021 Forward Sale Agreements.
The Company’s outstanding indebtedness as of March 31, 2021 was as follows:

($ in millions)	March 31, 2021
Revolving Credit Facility	$—
Term Loan B Facility (2024 Maturity)	2,100.0
2025 Notes	750.0
2026 Notes	1,250.0
2027 Notes	750.0
2029 Notes	1,000.0
2030 Notes	1,000.0
Total Debt Outstanding, Face Value	$6,850.0
Cash and Cash Equivalents	$322.5
Net Debt	$6,527.5
Dividends
On March 11, 2021, the Company declared a regular quarterly cash dividend of $0.33 per share. The Q1 2021 dividend was paid on April 8, 2021 to stockholders of record as of the close of business on March 25, 2021 and it totaled in aggregate approximately $177.1 million.

2021 Guidance
The Company is reaffirming AFFO guidance for the full year 2021. The Company estimates AFFO for the year ending December 31, 2021 will be between $1,010.0 million and $1,035.0 million, or between $1.82 and $1.87 per diluted share. These per share estimates reflect the dilutive impact of the pending 26,900,000 shares related to the June 2020 Forward Sale Agreement, assuming settlement and the issuance of such shares on December 17, 2021, the maturity date of the June 2020 Forward Sale Agreement (as amended), and the dilutive effect prior to the expected settlement date as calculated under the treasury stock method, as well as the dilutive effect of the pending 69,000,000 shares related to the March 2021 Forward Sale Agreements as calculated under the treasury stock method. These estimates do not include the impact on operating results from any pending or possible future acquisitions or dispositions, capital markets activity, or other non-recurring transactions.
The following is a summary of the Company's full-year 2021 guidance:

For the Year Ending December 31, 2021 ($ in millions):	Low	High
Estimated Adjusted Funds From Operations (AFFO)	$1,010.0	$1,035.0
Estimated Adjusted Funds From Operations (AFFO) per diluted share	$1.82	$1.87
Estimated Weighted Average Share Count at Year End (in millions)	554.6	554.6

In determining Adjusted Funds from Operations (“AFFO”), the Company adjusts for certain items that are otherwise included in determining net income attributable to common stockholders, the most comparable GAAP financial measure. For more information, see “Non-GAAP Financial Measures.” The Company is unable to provide a reconciliation of its stated AFFO guidance to net income attributable to common stockholders because it is unable to predict with reasonable certainty the amount of the change in non-cash allowance for credit losses under ASU No. 2016-13 - Financial Instruments—Credit Losses (Topic 326) (“ASC 326”) for a future period. The non-cash change in allowance for credit losses under ASC 326 with respect to a future period is dependent upon future events that are entirely outside of the Company's control and may not be reliably predicted, including its tenants’ respective financial performance, fluctuations in the trading price of their common stock, credit ratings and outlook (each to the extent applicable), as well as broader macroeconomic performance. Based on past results, the impact of these adjustments could be material, individually or in the aggregate, to the Company's reported GAAP results.
The estimates set forth above reflect management’s view of current and future market conditions, including assumptions with respect to the earnings impact of the events referenced in this release. The estimates set forth above may be subject to fluctuations as a result of several factors and there can be no assurance that the Company’s actual results will not differ materially from the estimates set forth above.
Supplemental Information
In addition to this release, the Company has furnished Supplemental Financial Information, which is available on our website in the “Investors” section, under the menu heading “Financials”. This additional information is being provided as a supplement to the information in this release and our other filings with the SEC. The Company has no obligation to update any of the information provided to conform to actual results or changes in the Company’s portfolio, capital structure or future expectations.

Conference Call and Webcast
The Company will host a conference call and audio webcast on Friday, April 30, 2021 at 10:00 a.m. Eastern Time (ET). The conference call can be accessed by dialing 833-670-0715 (domestic) or 236-714-2931 (international) and entering conference ID 6589534.
A live audio webcast of the conference call will be available in listen-only mode through the “Investors” section of the Company’s website, www.viciproperties.com, on April 30, 2021, beginning at 10:00 a.m. ET. A replay of the webcast will be available shortly after the call on the Company’s website and will continue for one year.
About VICI Properties
VICI Properties Inc. is an experiential real estate investment trust that owns one of the largest portfolios of market-leading gaming, hospitality and entertainment destinations, including the world-renowned Caesars Palace. VICI Properties’ national, geographically diverse portfolio consists of 28 gaming facilities comprising 47 million square feet and features approximately 17,800 hotel rooms and more than 200 restaurants, bars, nightclubs and sportsbooks. Its properties are leased to industry leading gaming and hospitality operators, including Caesars Entertainment, Inc., Century Casinos, Inc., Hard Rock International Inc., JACK Entertainment LLC and Penn National Gaming, Inc. VICI Properties also has an investment in the Chelsea Piers, New York facility and owns four championship golf courses and 34 acres of undeveloped land adjacent to the Las Vegas Strip. VICI Properties aims to deliver sustained income and value growth through its strategy of creating the highest quality and most productive experiential asset portfolio in American real estate investment management.
Impact of the COVID-19 Pandemic on Our Business
In connection with the COVID-19 pandemic, various state governments and/or regulatory authorities issued directives, mandates, orders or similar actions restricting non-essential business operations, which resulted in the temporary closure of substantially all of our tenants’ operations at our properties (as well as our golf course properties). Although all of our leased properties and our golf courses are currently open, they remain subject to any current or future operating limitations or closures imposed by state and local governments and/or regulatory authorities. As a result, our tenants’ facilities at our properties are currently generally operating at reduced capacity and subject to additional operating restrictions, and we cannot predict how long they will be required to operate subject to such operating restrictions, or whether they will be subject to additional restrictions or forced to close again in the future. Due to these closures, operating restrictions and other factors, our tenants’ operations, liquidity and financial performance have been adversely affected, and the ongoing nature of the pandemic may further impact our tenants’ businesses and, accordingly, our business and financial performance. We continue to monitor the impact of the COVID-19 pandemic on our tenant's businesses, including with respect to their respective financial and operating situations, liquidity needs and contingency planning.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the federal securities laws. You can identify these statements by our use of the words “anticipates,” “assumes,” “believes,” “estimates,” “expects,” “guidance,” “intends,” “plans,” “projects,” and similar expressions that do not relate to historical matters. All statements other than statements of historical fact are forward-looking statements. You should exercise caution in interpreting and relying on forward-looking statements because they involve known and unknown risks, uncertainties, and other factors which are, in some cases, beyond the Company’s control and could materially affect actual results, performance, or achievements. Among those risks, uncertainties and other factors are the impact of changes in general economic conditions, including low consumer confidence, unemployment levels and depressed real estate prices resulting from the severity and duration of any downturn in the U.S. or global economy (including stemming from the COVID-19 pandemic and changes in the economic conditions as a result of the COVID-19 pandemic); the Company’s dependence on subsidiaries of Caesars Entertainment, Inc. (“Caesars”), Penn National Gaming, Inc. (“Penn”), Seminole Hard Rock Entertainment, Inc. (“Hard Rock”), Century Casinos, Inc. (“Century Casinos”) and Rock Ohio Ventures LLC (“JACK Entertainment”) as tenants of our properties and Caesars, Penn, Hard Rock, Century Casinos and JACK Entertainment or certain of their respective subsidiaries as guarantors of the lease payments and the negative consequences any material adverse effect on their respective businesses could have on the Company; risks that the Company’s pending transactions may not be consummated on the terms or timeframes contemplated, or at all; risks regarding the ability of the parties to the Company’s pending transactions to satisfy the conditions set forth in the definitive transaction documents, including the ability to receive, or delays in obtaining, the governmental and regulatory approvals and consents required to consummate the pending transactions, or other delays or impediments to completing the transactions; risks regarding the ability of the applicable parties to obtain the financing necessary to complete the pending transactions on the terms expected or at all; risks that the Company may not achieve the benefits contemplated by its pending and recently completed transactions and acquisitions of real estate assets; the possibility that the Company identifies significant environmental, tax, legal or other issues that materially and adversely impact the value of assets acquired or secured as collateral (or other benefits it expects to receive) in any of its pending or recently completed transactions; and the effects of the Company’s recently completed transactions on it, including the future impact on the Company’s financial condition, financial and operating results, cash flows, strategy and plans.
Currently, one of the most significant factors that could cause actual outcomes to differ materially from our forward-looking statements is the impact of the COVID-19 pandemic on our and our tenants' financial condition, results of operations, cash flows and performance. The extent to which the COVID-19 pandemic continues to adversely affect our tenants, and ultimately impacts our business and financial condition, will largely depend on future developments that are highly uncertain and cannot be predicted with confidence, including the impact of the actions taken to contain the pandemic or mitigate its impact, the availability, distribution, public acceptance and efficacy of one or more approved vaccines, the direct and indirect economic effects of the pandemic and containment measures on our tenants, including various state governments and/or regulatory authorities issuing directives, mandates, orders or similar actions restricting freedom of movement and business operations, such as travel restrictions, border closures, business closures, limitations on public gatherings, quarantines and “shelter-at-home” orders that have resulted and may in the future result in the temporary closure of our tenants’ operations at our properties, the ability of our tenants to successfully operate their businesses following the reopening of their respective facilities, including the costs of complying with regulatory requirements necessary to keep the facilities open, including compliance with restrictions and reduced capacity requirements, the need to close any of the facilities after reopening as a result of the COVID-19 pandemic, and the effects of the negotiated capital expenditure reductions and other amendments to the lease agreements that we agreed to with certain of its tenants in response to the COVID-19 pandemic. Each of the foregoing could have a material adverse effect on our tenants’ ability to satisfy their obligations under their leases with us, including their continued ability to pay rent in a timely manner, or at all, and/or to fund capital expenditures or make other payments required under their leases. In addition, changes and instability in global, national and regional economic activity and financial markets as a result of the COVID-19 pandemic have negatively impacted consumer discretionary spending and travel and may continue to do so, which could have a material adverse effect on our tenants’ businesses.
Although the Company believes that in making such forward-looking statements its expectations are based upon reasonable assumptions, such statements may be influenced by factors that could cause actual outcomes and results to be materially different from those projected. The Company cannot assure you that the assumptions upon which these statements are based will prove to have been correct. Additional important factors that may affect the Company’s business, results of operations and financial position are described from time to time in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, Quarterly Reports on Form 10-Q and the Company’s other filings with the Securities and Exchange Commission. The Company does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise, except as may be required by applicable law.
Non-GAAP Financial Measures
This press release presents Funds From Operations (“FFO”), FFO per share, Adjusted Funds From Operations (“AFFO”), AFFO per share and Adjusted EBITDA, which are not required by, or presented in accordance with, generally accepted accounting principles in the United States (“GAAP”). These are non-GAAP financial measures and should not be construed as alternatives to net income or as an indicator of operating performance (as determined in accordance with GAAP). We believe FFO, FFO per share, AFFO, AFFO per share and Adjusted EBITDA provide a meaningful perspective of the underlying operating performance of our business.
FFO is a non-GAAP financial measure that is considered a supplemental measure for the real estate industry and a supplement to GAAP measures. Consistent with the definition used by The National Association of Real Estate Investment Trusts (“NAREIT”), we define FFO as net income (or loss) attributable to common stockholders (computed in accordance with GAAP) excluding (i) gains (or losses) from sales of certain real estate assets, (ii) depreciation and amortization related to real estate, (iii) gains and losses from change in control and (iv) impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity.
AFFO is a non-GAAP financial measure that we use as a supplemental operating measure to evaluate our performance. We calculate AFFO by adding or subtracting from FFO non-cash leasing and financing adjustments, non-cash change in allowance for credit losses, transaction costs incurred in connection with the acquisition of real estate investments, non-cash stock-based compensation expense, amortization of debt issuance costs and original issue discount, other non-cash interest expense, non-real estate depreciation (which is comprised of the depreciation related to our golf course operations), capital expenditures (which are comprised of additions to property, plant and equipment related to our golf course operations), impairment charges related to non-depreciable real estate, gains (or losses) on debt extinguishment, other non-recurring, non-cash gains or losses (such as non-cash gain upon lease modification) and non-cash adjustments attributable to non-controlling interest with respect to certain of the foregoing.
We calculate Adjusted EBITDA by adding or subtracting from AFFO contractual interest expense and interest income (collectively, interest expense, net) and income tax expense.
These non-GAAP financial measures: (i) do not represent cash flow from operations as defined by GAAP; (ii) should not be considered as an alternative to net income as a measure of operating performance or to cash flows from operating, investing and financing activities; and (iii) are not alternatives to cash flow as a measure of liquidity. In addition, these measures should not be viewed as measures of liquidity, nor do they measure our ability to fund all of our cash needs, including our ability to make cash distributions to our stockholders, to fund capital improvements, or to make interest payments on our indebtedness. Investors are also cautioned that FFO, FFO per share, AFFO, AFFO per share and Adjusted EBITDA, as presented, may not be comparable to similarly titled measures reported by other real estate companies, including REITs, due to the fact that not all real estate companies use the same definitions. Our presentation of these measures does not replace the presentation of our financial results in accordance with GAAP.
Reconciliations of net income to FFO, FFO per share, AFFO, AFFO per share and Adjusted EBITDA are included in this release.

VICI Properties Inc.
Consolidated Balance Sheets
(In thousands, except share and per share data)

	March 31, 2021	December 31, 2020
Assets
Real estate portfolio:
Investments in leases - sales-type, net	$13,054,135	$13,027,644
Investments in leases - financing receivables, net	2,628,422	2,618,562
Investments in loans, net	515,251	536,721
Land	158,046	158,190
Cash and cash equivalents	322,530	315,993
Short-term investments	—	19,973
Other assets	406,617	386,530
Total assets	$17,085,001	$17,063,613

Liabilities
Debt, net	$6,769,211	$6,765,532
Accrued interest	47,075	46,422
Deferred financing liability	73,600	73,600
Deferred revenue	493	93,659
Dividends payable	177,089	176,992
Other liabilities	417,841	413,663
Total liabilities	7,485,309	7,569,868

Stockholders’ equity
Common stock	5,370	5,367
Preferred stock	—	—
Additional paid-in capital	9,364,294	9,363,539
Accumulated other comprehensive loss	(80,143)	(92,521)
Retained earnings	232,038	139,454
Total VICI stockholders’ equity	9,521,559	9,415,839
Non-controlling interests	78,133	77,906
Total stockholders’ equity	9,599,692	9,493,745
Total liabilities and stockholders’ equity	$17,085,001	$17,063,613
_______________________________________________________
Note: As of March 31, 2021 and December 31, 2020, our Investments in leases - sales-type and direct financing, Investments in leases - financing receivables and Investments in loans and Other assets (sales-type sub-leases) are net of $451.2 million, $91.4 million, $0.1 million and $6.7 million, respectively, and $454.2 million, $91.0 million, $1.8 million and $6.9 million of Allowance for credit losses, respectively.

VICI Properties Inc.
Consolidated Statement of Operations
(In thousands, except share and per share data)

	Three Months Ended March 31,
	2021	2020
Revenues
Income from sales-type and direct financing leases	$290,146	$224,252
Income from operating leases	—	10,913
Income from lease financing receivables and loans	70,377	12,843
Other income	6,974	693
Golf operations	6,813	6,300
Revenues	374,310	255,001

Operating expenses
General and administrative	8,085	7,015
Depreciation	792	867
Other expenses	6,974	703
Golf operations	4,506	4,370
Change in allowance for credit losses	(4,380)	149,508
Transaction and acquisition expenses	8,721	4,517
Total operating expenses	24,698	166,980

Interest expense	(77,048)	(76,093)
Interest income	19	5,520
Loss from extinguishment of debt	—	(39,059)
Income (loss) before income taxes	272,583	(21,611)
Income tax expense	(484)	(454)
Net income (loss)	272,099	(22,065)
Less: Net income attributable to non-controlling interests	(2,298)	(1,947)
Net income (loss) attributable to common stockholders	$269,801	$(24,012)

Net income (loss) per common share
Basic	$0.50	$(0.05)
Diluted	$0.50	$(0.05)

Weighted average number of common shares outstanding
Basic	536,480,505	465,177,425
Diluted	544,801,802	465,177,425

VICI Properties Inc.
Reconciliation of Net Income to FFO, FFO per Share, AFFO, AFFO per Share and Adjusted EBITDA
(In thousands, except share and per share data)

	Three Months Ended March 31,
	2021	2020
Net income (loss) attributable to common stockholders	$269,801	$(24,012)
Real estate depreciation	—	—
FFO	269,801	(24,012)
Non-cash leasing and financing adjustments	(27,852)	3,267
Non-cash change in allowance for credit losses	(4,380)	149,508
Transaction and acquisition expenses	8,721	4,517
Non-cash stock-based compensation	2,277	1,350
Amortization of debt issuance costs and original issue discount	6,691	6,299
Other depreciation	760	843
Capital expenditures	(1,233)	(762)
Loss on extinguishment of debt	—	39,059
Non-cash adjustments attributable to non-controlling interests	227	(93)
AFFO	255,012	179,976
Interest expense, net	70,338	64,274
Income tax expense	484	454
Adjusted EBITDA	$325,834	$244,704

Net income (loss) per common share
Basic	$0.50	$(0.05)
Diluted	$0.50	$(0.05)
FFO per common share
Basic	$0.50	$(0.05)
Diluted	$0.50	$(0.05)
AFFO per common share
Basic	$0.48	$0.39
Diluted	$0.47	$0.38
Weighted average number of shares of common stock outstanding
Basic	536,480,505	465,177,425
Diluted (1)	544,801,802	465,177,425
____________________
(1) For the three months ended March 31, 2020, the diluted weighted average number of shares of common stock outstanding in relation to AFFO is adjusted to include the dilutive effect, using the treasury stock method, of the assumed conversion of our restricted stock in the amount of 83,367 shares and the assumed settlement of our forward sale agreements in the amount of 10,291,832 shares to a total diluted share number of 475,552,624. For the three months ended March 31, 2020, such amounts have been excluded from the diluted weighted average number of shares of common stock in relation to net loss and FFO as these were in loss positions and the effect of inclusion would have been anti-dilutive.

VICI Properties Inc.
Revenue Breakdown
(In thousands)

	Three Months Ended March 31,
	2021	2020
Contractual revenue from sales-type and direct financing leases
Caesars Las Vegas Master Lease	$100,652	$63,312
Caesars Regional Master Lease & Joliet Lease (excluding Harrah's NOLA, AC, and Laughlin)	129,040	127,133
Margaritaville Lease	5,872	5,857
Greektown Lease	13,889	13,889
Hard Rock Lease	10,848	10,688
Century Master Lease	6,313	6,250
Income from sales-type and direct financing leases non-cash adjustment(1)	23,532	(2,877)
Income from sales-type and direct financing leases	290,146	224,252

Contractual revenue from operating leases
Land component of Caesars Palace	—	10,913
Income from operating leases	—	10,913

Contractual income from lease financing receivables
JACK Entertainment Master Lease	16,470	12,397
Harrah's NOLA, AC, and Laughlin	39,077	—
Income from lease financing receivables non-cash adjustment(1)	4,345	(377)
Income from lease financing receivables	59,892	12,020
Contractual interest income
JACK Entertainment Loan	1,634	836
Caesars Forum Convention Center Loan	7,700	—
Chelsea Piers Loan	1,176	—
Income from loans non-cash adjustment(1)	(25)	(13)
Income from loans	10,485	823
Income from lease financing receivables and loans	70,377	12,843

Other income	6,974	693
Golf revenues	6,813	6,300
Total revenues	$374,310	$255,001
____________________
(1) Amounts represent non-cash adjustments to recognize revenue on an effective interest basis in accordance with GAAP.

Investor Contacts:
Investors@viciproperties.com
(646) 949-4631

Or

David Kieske
EVP, Chief Financial Officer
DKieske@viciproperties.com

Danny Valoy
Vice President, Finance
DValoy@viciproperties.com